EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan and the Orthofix International N.V. Amended and Restated Stock Purchase Plan of Orthofix International N.V. of our report dated February 27, 2008, with respect to the consolidated financial statements and schedules of Orthofix International N.V. and the effectiveness of internal control over financial reporting of Orthofix International N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
September 3, 2008